Exhibit 99.1

The Empire District Electric Company Reports Third Quarter 2014 Earnings; Announces Quarterly Dividend Increase; Revises 2014 Earnings Per Share Range Upward

JOPLIN, Mo.--(BUSINESS WIRE)--October 30, 2014--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.26 per share, or an increase of approximately 2.0% compared to the previous quarter’s dividend. The dividend is payable December 15, 2014, to holders of record as of December 1, 2014. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended September 30, 2014.

The Company reported consolidated earnings for the 2014 third quarter of $23.9 million, or $0.55 per share, compared to same quarter 2013 earnings of $24.0 million, or $0.56 per share. Earnings for the twelve months ended September 30, 2014 were $71.2 million, or $1.65 per share, compared to earnings of $57.9 million, or $1.36 per share, for the 2013 twelve month period.

Electric segment gross margin (electric revenues less cost of fuel and purchased power) increased approximately $2.4 million during the 2014 third quarter when compared to the 2013 quarter driven by increased wholesale rates and higher commercial and industrial sales. Increases in operating, maintenance, depreciation and amortization expenses were partially offset by the positive impact of increased Allowance for Funds Used During Construction (AFUDC). The net effect of all these changes resulted in relatively flat net income quarter over quarter.

On August 29, 2014, the Company filed a rate request with the Missouri Public Service Commission (MPSC) seeking an annual increase in total electric customer revenues of approximately $24.3 million, or 5.5%. The filing seeks to recover the costs associated with the installation of the Air Quality Control System at the Company’s Asbury power plant, increases in property taxes, increases in ongoing maintenance expenses and increases in Regional Transmission Organization transmission fees.

On September 16, 2014, the Arkansas Public Service Commission (APSC) issued an order approving a modification to the settlement agreement filed between the Company and the APSC on May 20, 2014. The order provides for an annual increase in customer revenues of $1.367 million.

On October 15, 2014, the Company entered into a Bond Purchase Agreement for a private placement of $60 million of 4.27% First Mortgage Bonds due 2044. The delayed settlement is anticipated to occur on or about December 1, 2014. On October 20, 2014, the Company entered into a new $200 million 5-year Credit Agreement, replacing a $150 million agreement set to expire in January 2017.

The Company is revising upward its full-year 2014 weather normalized earnings guidance range of $1.38 to $1.50 per share which was communicated in February 2014. The revised range of $1.50 to $1.60 per share reflects the impact of weather and other volumetric changes and lower than expected costs through September 30, 2014.

Third Quarter 2014 Results

Electric segment gross margin increased approximately $2.4 million during the third quarter 2014 compared to the 2013 quarter on increased revenue of approximately $14.1 million. Electric segment margin was favorably impacted by increased on-system revenues of approximately $2.8 million related to higher wholesale customer rates and higher commercial and industrial sales.

Other revenue increases of approximately $11.4 million, primarily related to Southwest Power Pool (SPP) Integrated Market (IM) activity, fuel recovery, and off-system revenues, were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

Quarterly electric segment results were also impacted favorably by changes in AFUDC, resulting in an increase to earnings of approximately $1.0 million.

Negative impacts to quarterly electric segment results included:

  Increased operating and maintenance expenses of approximately $2.9 million, primarily due to increased transmission system operations expenses and increased production maintenance expenses,
  Increased depreciation and amortization expenses of approximately $0.8 million, and
  Increased property and other taxes of approximately $0.1 million.

Gas segment gross margin was relatively flat quarter over quarter.

Consolidated net income decreased $0.1 million in the third quarter of 2014 compared to the 2013 quarter.

Twelve Month Ended September 2014 Results

Electric segment gross margin increased approximately $30.9 million during the twelve month period on increased revenue of approximately $68.3 million. Year over year electric segment margin impacts include:

  Increased on-system revenues driven by estimated increases of $17.3 million related to higher customer rates, $15.5 million related to weather and other volumetric factors, and $1.7 million related to increased customer counts, and
  Increased miscellaneous revenues, primarily transmission services revenue, of approximately $2.0 million.

Other revenue increases of approximately $31.8 million, primarily related to SPP IM activity, fuel recovery revenues, and off-system revenues, were offset by a corresponding change in fuel expense, resulting in only a negligible impact on gross margin.

AFUDC and interest expense changes combined to increase earnings by approximately $4.0 million. The 2014 period also compares favorably to the prior year due to a one-time pre-tax regulatory write off of $2.4 million for a construction disallowance taken in the 2013 period.

Negative impacts to twelve month ended electric segment results included:

  Increased operating and maintenance expenses of approximately $10.3 million, primarily due to increases in transmission and distribution system operating expenses of approximately $5.7 million and increased production and distribution system maintenance expense of approximately $5.1 million, offset by a decrease in health care expense of approximately $1.5 million,

  Increased depreciation and amortization expenses of approximately $5.5 million, and
  Increased property and other taxes of approximately $3.4 million.

Gas segment results were favorably impacted by a colder heating season during the twelve month period ended 2014. Gas segment gross margin increased approximately $1.6 million on increased revenues of $6.8 million.

Consolidated net income increased approximately $13.2 million in the twelve month period ended 2014 compared to 2013.

Selected unaudited consolidated financial data for the quarters and twelve months ended September 30, 2014 and 2013 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2014	2013	Change*	2014	2013	Change*
Electric Revenues	$164.5	$150.4	$14.1	$588.6	$520.3	$68.3
Electric Fuel and Purchased Power	56.6	44.9	11.7	209.7	172.3	37.4
Electric Margin	107.9	105.5	2.4	378.9	348.0	30.9

Gas Revenues	5.0	5.0	0.0	53.4	46.6	6.8
Cost of Gas Sold and Transported	1.2	1.2	0.0	28.5	23.3	5.2
Gas Margin	3.8	3.8	0.0	24.9	23.3	1.6

Other Revenues	2.0	2.1	(0.1)	8.0	7.5	0.5
Gross Margin	113.7	111.4	2.3	411.8	378.8	33.0

Less:
Operating and Maintenance Expenses	40.5	37.6	2.9	156.4	146.4	10.0
Loss on Plant Disallowance	0.1	0.0	0.1	0.1	2.4	(2.3)
Depreciation and Amortization	18.5	17.7	0.8	72.5	66.8	5.7
Taxes	22.9	23.2	(0.3)	78.3	68.0	10.3
Operating Income	31.7	32.9	(1.2)	104.5	95.2	9.3
Interest Expense, AFUDC and Other, net	7.8	8.9	(1.1)	33.3	37.3	(4.0)
Net Income	$23.9	$24.0	($0.1)	$71.2	$57.9	$13.3

Earnings Per Share (Basic & Diluted)	$0.55	$0.56	$(0.01)	$1.65	$1.36	$0.29

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2014	2013	Change*	2014	2013	Change*
Electric On-System kWh Sales (in millions):
Residential	495	495	(0.0%)	1,990	1,865	6.7%
Commercial/Industrial	703	684	2.7%	2,603	2,543	2.4%
Other	124	128	(2.6%)	466	472	(1.2%)
Total On-System Electric Sales	1,322	1,307	1.2%	5,059	4,880	3.7%

Retail Gas Sales (billion cubic feet):
Residential	0.09	0.10	(6.0%)	2.87	2.56	12.2%
Commercial/Industrial	0.09	0.10	(13.2%)	1.42	1.32	7.5%
Other	0.00	0.00	(40.4%)	0.03	0.03	11.3%
Total Retail Gas Sales	0.18	0.20	(9.8%)	4.32	3.91	10.6%

* Slight differences from actual results may occur due to rounding.

Earnings Guidance Update

We are revising upward our full-year 2014 earnings guidance range of $1.38 to $1.50 per share. This initial range, communicated in February 2014, assumed normal weather based on a 30-year average and flat overall system customer growth. Our revised range of $1.50 to $1.60 per share reflects the impact to earnings of weather and other volumetric changes and lower operating, maintenance and depreciation costs than expected through September 30, 2014. Other factors that may impact full-year 2014 earnings include variations in weather from normal throughout the remainder of the year and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – September 30, 2013	$0.56	$1.36
Revenues
Electric segment	0.21	1.00
Gas segment	0.00	0.10
Other segment	0.00	0.01
Total Revenue	0.21	1.11
Electric fuel and purchased power	(0.17)	(0.55)
Cost of natural gas sold and transported	0.00	(0.07)
Gross Margin	0.04	0.49

Expenses
Operating	(0.02)	(0.07)
Maintenance and repairs	(0.02)	(0.08)
Loss on plant disallowance	0.00	0.03
Depreciation and amortization	(0.01)	(0.08)
Change in effective income tax rates	0.00	0.01
Other taxes	0.00	(0.05)
AFUDC	0.01	0.06
Dilutive effect of additional shares	(0.01)	(0.02)

Basic Earnings Per Share – September 30, 2014	$0.55	$1.65

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended September 30, 2014 versus September 30, 2013 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from the previous year’s EPS. This information is useful to management, and the Company believes it may be useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and has included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, October 31, 2014, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2014. To phone in to the conference call, parties in the United States should dial 1-877-407-5795 any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 217,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and 10-Q.

The First Mortgage Bonds referred to above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security.

CONTACT:
The Empire District Electric Company
INVESTOR RELATIONS
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com